Exhibit 99.1

CMS Energy Announces Glenn Barba, Vice President, Controller and Chief Accounting Officer to Retire September 1

JACKSON, Mich., May 17, 2021 – CMS Energy, and its principal subsidiary Consumers Energy, today announced Glenn Barba, currently vice president, controller and chief accounting officer, will retire. Scott McIntosh, vice president of tax will succeed Barba as vice president, tax, controller and chief accounting officer when he retires on September 1, 2021.

“Glenn has been an influential leader at CMS for over two decades, positively impacting countless co-workers while serving as a wonderful steward of the Company’s financial statements and playing a critical role in supporting our delivery of consistent industry-leading financial performance,” said Rejji Hayes, executive vice president and chief financial officer of CMS Energy and Consumers Energy.

McIntosh has been with the company since 2004 in the tax department managing regulatory issues and domestic tax matters. He is a certified public accountant (CPA) and holds a bachelor's degree in accounting from Michigan State University and a master's degree in taxation from Golden Gate University.

CMS Energy (NYSE: CMS) is a Michigan-based energy provider featuring Consumers Energy as its primary business. It also owns and operates independent power generation businesses.

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